UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Quince Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	90-1024039
(State of other incorporation or organization)	(I.R.S. Employer I.D. No.)

Delaware 601 Gateway Boulevard, Suite 1250 South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Series A Junior Participating Preferred Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: ______________________(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Each Class)

(Title of class)

Item 1.	Description of Securities to be Registered.

On April 5, 2023 the Board of Directors (the “Board”) of Quince Therapeutics, Inc. (“Quince”), a Delaware corporation, declared a dividend of one preferred share purchase right (“Right”) for each outstanding share of common stock, par value $0.001 per share, of Quince (“Quince Common Stock”), and adopted a stockholder rights plan, as set forth in the Stockholder Rights Agreement, dated as of April 5, 2023 (the “Rights Agreement”), by and between Quince and American Stock Transfer & Trust Company, LLC, as rights agent. The dividend is payable on April 17, 2023 to Quince stockholders of record as of the close of business on April 17, 2023.

Each Right will allow its holder to purchase from Quince one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, for $6.00, once the Rights become exercisable.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01, 3.03 and 5.03 of Quince’s Current Report on Form 8-K filed on April 5, 2023 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.	Exhibits.

Exhibit No.	Description

3.1	Certificate of Designation of Series A Junior Participating Preferred Stock of Quince (incorporated by reference to Exhibit 3.1 to Quince’s Form 8-K filed on April 5, 2023).

4.1	Rights Agreement, dated as of April 5, 2023, by and between Quince and American Stock Transfer & Trust Company, LLC, as rights agent, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to Quince’s Form 8-K filed on April 5, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: April 5, 2023

Quince Therapeutics, Inc.

By:	/s/ Dirk Thye
Name: Dirk Thye
Title: Chief Executive Officer